Exhibit 4.6

English Translation

Asset Management Agreement

between

China Life Insurance Company Limited

and

China Life Investment Holding Company Limited

1.	DEFINITIONS AND INTERPRETATION.	1

2.	INVESTMENT MANAGEMENT OF ENTRUSTED ASSETS.	3

3.	INVESTMENT GUIDELINE.	14

4.	REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES.	15

5.	PARTY A’S RIGHTS AND OBLIGATIONS.	16

6.	PARTY B’S RIGHTS AND OBLIGATIONS.	18

7.	RISK CONTROL.	21

8.	INSPECTION, SUPERVISION AND REVIEW.	21

9.	INVESTMENT MANAGEMENT FEES AND PERFORMANCE INCENTIVE PAYMENT.	23

10.	THIRD PARTY COST AND EXPENSE.	27

11.	CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES.	27

12.	CO-INVESTMENT.	29

13.	CONFIDENTIALITY.	30

14.	BREACH OF CONTRACT AND INDEMNIFICATION.	31

15.	FORCE MAJEURE.	32

16.	TERMINATION.	33

17.	PERFORMANCE.	34

18.	NOTICES.	35

19.	ASSIGNMENT.	36

20.	SEVERABILITY.	36

21.	GOVERNING LAW AND DISPUTE RESOLUTION.	36

22.	EFFECTIVENESS, COUNTERPARTS AND OTHERS.	36

i

This Asset Management Agreement (“Agreement”) was entered into by and between the following two parties in Beijing on [            ], 2017 in accordance with applicable laws, regulations and rules:

•	China Life Insurance Company Limited (“Party A”)

Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing

•	China Life Investment Holding Company Limited (“Party B”)

Address: 11/F, China Life Center, 17 Financial Street, Xicheng District, Beijing

WHEREAS,

(1)	Party A is a duly organized and validly existing joint stock company engaged in life insurance business;

(2)	Party B is a duly organized and validly existing limited liability company engaged in investment management and asset management and having the qualification to carry out the asset management hereunder.

THEREFORE, based upon the principles of equality and mutual benefit and through friendly negotiations, the parties agree as follows:

1.	Definitions and Interpretation.

1.1	“Regulators” refers to organizations that perform supervision and regulation over insurance companies and use of insurance funds according to applicable laws and regulations, including but not limited to China Insurance Regulatory Commission (“CIRC”), the People’s Bank of China, State Administration of Foreign Exchange and State Administration of Taxation.

1.2	“Alternative Investments” refers to private equity investment, investment in real estate investment and related financial products and securitization financial products using insurance funds as permitted by the Regulators.

1.3	“Equity” refers to equity interests in a joint stock company or limited liability company that is duly organized and registered within or outside of the PRC and not publicly listed on any securities exchange.

1.4	“Real Estate” refers to any land, building and any other structure attached to the land within or outside of the PRC.

1.5	“Related Financial Products” refers to real estate investment funds and equity investment funds, the underlying assets of which are non-financial securities assets such as equity and real estate, as well as any other financial products invested with insurance funds as permitted by the Regulators and recognized by both parties, the underlying assets of which have been examined by China Life Investment Holding Company Limited, including infrastructure investment plans and project asset-backed plans issued with China Life Investment Holding Company Limited as the sponsor or a participant.

1.6	“Securitization Financial Products” refers to any wealth management products of commercial banks, credit asset-backed securities of banking financial institutions, collective fund trust schemes of trust companies and special assets management schemes of securities companies, which are permitted for investment using insurance funds by the Regulators and the investment targets of which are Equity and Real Estate. The underlying assets of the above products have been examined by China Life Investment Holding Company Limited.

1.7	“Entrusted Investment Management” refers to the professional investment, operation and relevant management and services provided by Party B at its own discretion with respect to Party A’s investment of its insurance funds in Equity, Real Estate and Related Financial Products and Securitization Financial Products within the scope of insurance fund investment delineated in the Insurance Law of the People’s Republic of China (“Insurance Law”), other applicable laws and regulations and applicable rules of the Regulators, in accordance with this Agreement and in the name of Party A, and limited by the Investment Guideline formulated in written form and amended by Party A and as submitted to Party B in accordance with this Agreement. Such services shall include (without limitation) to project selection, due diligence, engagement of intermediaries, investment decision-making, negotiation and execution of agreements, daily management of fund accounts, unified filing, closing, subsequent management and exits of investment projects.

1.8	“Investment Assets” refers to Party A’s assets invested in Equity, Real Estate, and Related Financial Products and Securitization Financial Products under this Agreement, including insurance assets entrusted by Party A to Party B for investment management before this Agreement comes into effect, the investment funds transferred into the Fund Account by Party A from time to time during the term hereof, and the assets and income generated by Party B in its investment management of such funds, but excluding the funds transferred out of the Fund Account by Party A.

1.9	“Investment Guideline” refer to the written document formulated by Party A for the purpose of carrying out the entrusted investment business hereunder and amended by Party A from time to time as maybe required, defining the scope, categories and proportions of the investment by Party B; setting forth the limitations on investment strategies, service requirements, risk control and performance evaluation methods; and providing, among other things, objectives of investment return. The Investment Guideline and this Agreement together shall constitute the entire transaction document between Party A and Party B with respect to the subject matter hereof.

1.10	“Fund Account” refers to the bank escrow account opened or designated by Party A in accordance with external regulatory rules and entrusted for management by Party B. Such Fund Account is used exclusively for the deposit of entrusted investment funds hereunder and the settlement of entrusted alternative investment business.

1.11	“Custodian/Custodian Bank” refers to the commercial bank qualified to keep custody of the insurance funds and having other qualifications required by the Regulators, which is designated by Party A to keep custody of the entrusted assets under this Agreement.

1.12	“Party A Instructions” refer to the instructions to transfer out funds and the Strategic Investment Decisions (Instructions) made by Party A to Party B in written with respect to matters relating to the investment and management of the entrusted assets and which Party B is required to implement. Under urgent circumstances, Party A may make such instructions by phone, however, it shall provide written confirmation promptly after such circumstances have ended.

1.13	“Party A Notice” refers to any of the written documents Party A sends to Party B requesting Party B to put adequate focus and take necessary actions with respect to matters relating to the investment and management of the entrusted assets in order to protect the interest of Party A.

1.14	“Party A Reminder” refers to any of the written documents Party A sends to Party B requesting Party B to put adequate focus on time arrangement, business plan, report implementation and risk control with respect to the Entrusted Investment Management and which Party B shall implement.

2.	Investment Management of entrusted assets.

2.1	Authorization and Authorized Cap Amount.

2.1.1	Party A shall entrust the entrusted assets to Party B for investment management, provided that Party A shall have the ownership of the entrusted assets and their investment gains. During the term of this Agreement, Party A shall retain the ownership of the entrusted assets and shall be entitled to investment gains of, and bear the investment losses of, the entrusted assets. However, Party B shall bear the losses incurred due to Party B’s action unauthorized under this Agreement and Investment Guideline without Party A’s consent or Party B’s failure to act according to Party A Instructions, Party A Notice and Party A Reminder.

2.1.2	Party B shall cooperate in relation to the Strategic Investment Decisions made by Party A for its investment and self-use projects as required by the business or company development, which fall under the Entrusted Investment Management hereunder. However, such investment may not be included in the year-end performance evaluation of Party B.

2.1.3	Party A shall, within 30 business days following the execution of this Agreement or at any other time mutually agreed by both parties, carry out such authorization procedures necessary to enable Party B to engage in project selection, due diligence, engagement of intermediaries, investment decision-making, negotiation and execution of related investment agreements, daily management of Fund Accounts, unified filing, closing, subsequent management and exits of investment projects, for the purpose of this Agreement and within the scope of authorization by Party A; provided, however, that Party B may not engage in activities that may not be delegated from Party A to Party B in accordance with applicable laws, regulatory requirements and corporate governance of Party A.

2.1.4	The Parties agree and confirm that Party B may retain the services of attorneys, auditors, appraisers and other professionals in the name of Party B for the purpose of this Agreement, and at the cost of Party B.

2.1.5	In consideration of the current situation of the Entrusted Investment Management between Party A and Party B, as well as the need in connection with the growth of Party A’s Alternative Investments business within the next two years and daily liquidity arrangements for the investment fund, both Parties reasonably expect and agree that during the term of this Agreement, the cap amounts for the funds entrusted to Party B for Alternative Investments by Party A and the remuneration to be received by Party B from Party A shall be as follows:

(1) The contractual amount of the Investment Assets entrusted by Party A to Party B pursuant to the Agreement for management will not exceed RMB550 billion or its equivalent in foreign currency (including the contractual amount already entrusted prior to the execution of the Agreement and the contractual amount to be entrusted during the term of the Agreement) as at the expiry of the Agreement, wherein the contractual amount to be entrusted in 2017 will not exceed RMB200 billion or its equivalent in foreign currency, and the contractual amount to be entrusted in 2018 will not exceed RMB200 billion or its equivalent in foreign currency. In addition, the contractual amount for purchasing Related Financial Products issued with Party B as the sponsor or a participant using Investment Assets entrusted by Party A in 2017 will not exceed RMB80 billion or its equivalent in foreign currency (including entrusted management fee), and the contractual amount for purchasing Related Financial Products issued with Party B as the sponsor or a participant using Investment Assets entrusted by Party A in 2018 will not exceed RMB80 billion or its equivalent in foreign currency (including entrusted management fee).

(2) Both Parties reasonably expect and agree that the investment management fee and performance incentive fee (including floating management fee and performance fee for projects with non-fixed return) payable to Party B pursuant to the Agreement will not exceed RMB0.63 billion or its equivalent in foreign currency in 2017, and will not exceed RMB0.99 billion or its equivalent in foreign currency in 2018 investment management fee.

2.2	Opening Fund Accounts.

2.2.1	Party A shall open Fund Account at a commercial bank or commercial banks mutually agreed upon by the Parties, based on product types (e.g., traditional insurance products, participating insurance products), and for the purposes of increasing or decreasing the amount of entrusted Investment Assets hereunder.

2.2.2	Party A shall authorize Party B to conduct day-to-day management of the Fund Account. Party B shall establish strict internal control system for fund management, and be responsible for the safety, compliance and orderly management of the Fund Account.

(1) Party B shall be responsible for safekeeping and use of the reserved seals of the Fund Account;

(2) Party B shall directly issue instructions of fund transfer and settlement to Custodian Banks with which Fund Account are opened.

2.2.3	Party A may issue to Party B, in written form, fund transfer instructions with respect to the investment and management of the entrusted assets, and Party B shall be obligated to carry out such instructions. In the event of emergency, Party A may issue the instruction via telephone; provided, however, Party A shall confirm such instruction in written form immediately after the end of the emergency.

2.3	Independence of the entrusted assets.

2.3.1	Party B hereby covenants that entrusted assets shall be kept separate from the proprietary assets and other assets managed by Party B. Party B may not mix up the entrusted assets with the proprietary assets and other assets managed by Party B, and may not handle any entrusted assets for any purpose outside of those provided in this Agreement.

2.3.2	Rights and obligations arising out of Party B’s management and use of entrusted assets shall not be set off by rights and obligations arising out of the self-owned assets of Party B. Rights and obligations arising out of Party B’s management, use and disposition of entrusted assets shall not be set off by rights and obligations arising out of Party B’s management and use of the assets entrusted to it by others.

2.3.3	In the event that civil disputes arise between Party B and other entities or individuals, entrusted assets shall not be seized, frozen, or set off. Without Party A’s consent in writing, no security, mortgage or pledge shall be created on entrusted assets.

2.3.4	Party B shall not assert that the creditors of the debts not arising from the investment of entrusted assets have enforceable right on such debts. Party B shall take reasonable actions to ensure that such creditors shall not exert rights on entrusted assets.

2.3.5	In the event that Party B is liquidated due to dissolution, cancelation, or declaration of bankruptcy under the law, entrusted assets shall not be listed as its liquidation assets.

2.4	Investment Decisions

2.4.1	As for the investment project within the authorized cap amount, Party B shall diligently perform its duties and conduct due diligence investigation on its own, engage in negotiation of agreements, analysis of investment value and risks, analysis of the legitimacy and compliance concerning the investment, engage in investment decision-making on its own and assume responsibilities for compliance control. All decisions and acts of Party B shall not hinder or otherwise adversely affect the legal rights and the exercise thereof of Party A and shall not cause any risks to Party A caused by non-compliance with PRC laws, administrative regulations, rules of the CIRC and regulatory rules for listed companies.

2.4.2	Except for obvious connected transactions of Party A as agreed hereunder (that is, purchase of infrastructure investment plans and project asset-backed plans issued with Party B as the sponsor or a participant as described herein and joint investment transactions), if an investment project may constitute a connected transaction of Party A, Party B shall prudentially conduct connected transaction vetting prior to engaging in such a project, and fully communicate with Party A at least 20 working days before the date of Party B’s investment decision meeting. For any investment project that may constitute a connected transaction of Party A, Party B shall, according to applicable laws, regulations, regulatory rules for listed companies and Party A’s company policies and rules, cooperate with Party A with respect to relevant corporate governance procedures and information disclosure matters such as review by board of directors and/or shareholders meeting, and Party B shall be responsible for the authenticity, accuracy, completeness and compliance of the information provided by Party B to Party A. Party A will determine whether an investment project constitutes a connected transaction of Party A based on the information provided by Party B and determine what decision making procedures will be taken based on the transaction amount. If it constitutes a connected transaction of Party A, Party B shall not carry out the investment until it is approved by Party A; for avoidance of any doubt, Party A will be only responsible for reviewing whether an investment project constitutes a connected transaction of Party A, fair pricing of a connected transaction and fee structure, and will not make any judgment on investment decisions. If any investment project constituting a connected transaction needs to be submitted to Party A’s board of directors and/or shareholders meeting for review, Party B shall notify Party A in writing at least 10 working days before the meeting of board of directors and/or shareholders meeting. Party A will carry out relevant procedures based on the project materials provided by Party B and while conducting relevant procedures of Party A, Party B shall not be exempted from its responsibilities regarding the Entrusted Investment Management such as investment decision-making.

2.4.3	For the investment project within the authorization scope and the authorized cap amount pursuant to the Agreement and Investment Guideline, if it constitutes a material transaction or according to regulatory requirements, requires relevant corporate governance procedure such as the review by Party A’s board of directors and/or shareholders meeting as well as any information disclosure procedures, such procedure shall be determined with reference to that under Section 2.4.2.

2.5	Execution of Investment Agreement and Payment of Investment Funds.

2.5.1	Within the scope of authorization set forth in Appendix 1 and Appendix 2 hereto, Party B is entitled to execute investment agreements for projects and other relevant documents on behalf of Party A. Party A doesn’t need to go through a separate internal approval process. Within the scope of authorization, for matters that involve the establishment, change, and termination regarding Party A’s ownership and equity of the Investment Assets and require signature of Party A as a result of state policies and regulatory requirements or other matters that require signature of Party A, Party A shall cooperate in a timely manner to complete relevant signing process upon Party B’s application. Party A will not conduct a substantive review over the documents to be signed and relevant matters, and Party B shall be responsible for the authenticity, accuracy, completeness and compliance of the documents to be signed, and while conducting signing application processes, Party B shall not be exempted from its responsibilities regarding the Entrusted Investment Management such as investment decision-making.

2.5.2	Party B shall specify in the executed investment agreements the payment terms and payment date for the investment funds and shall, after signing the investment agreements, examine whether the payment terms for the investment fund of the investment project have been satisfied in accordance with the investment agreements, decide the amount and time of the payment and submit a formal transfer application to Party A by the form of an official document at least 10 working days prior to the payment of the investment funds. Party A shall make payment of the investment funds according to the transfer application and transfer procedures from Party B and Party B shall be responsible for the accuracy, timeliness and compliance of the payment of investment funds for the investment projects.

2.6	Post- investment Management and Exit from Investment Projects.

2.6.1	For Investment Assets entrusted by Party A to Party B for management, Party A hereby entrusts Party B to manage the entire post-investment process from initial investment to exiting from investment project, which includes, without limitation:

(1) to carry out, in the name of Party A, change of business license, title registration and other matters that are the responsibilities of Party A under the investment agreements;

(2) to accept the delivery of investment portfolio in accordance with the investment agreements, to establish, in the name of Party A, project companies, special purpose vehicles (SPV), relevant partnership enterprises and other legal entities for the purpose of investment in Equity and Real Estate (such entities are established for the sole purpose of project investment), to appoint directors, supervisors and senior officers of portfolio companies, and exercise all powers and rights of Party A under the investment agreements;

(3) to be responsible for project operation and management, or to retain intermediary agencies for project operation and management based on the need of the project and to apply to Party A for transfer of the funds required by the project operation and management;

(4) to attend shareholder meetings, board meetings and supervisor meetings, partner meetings and trust beneficiary meetings of portfolio companies on behalf of Party A, and to cast vote on relevant proposals. To handle disputes related to investment projects on behalf of Party A, including but not limited to litigation, arbitration and administrative penalties.

2.6.2	In case of follow-up investments in the existing investment portfolio, relevant work and procedures shall be conducted with reference to provisions on investment projects (including but not limited to Section 2.1, Section 2.4 and Section 2.5) under this Agreement.

2.6.3	In case of maintaining investment projects, Party B shall return investment gains generated during the process of investment management and already transferred to the Fund Account to account(s) designated by Party A within two (2) business days.

2.6.4	In case of exiting from investment projects, the Parties shall conduct relevant work and procedures with reference to the provisions on investment projects under this Agreement (including but not limited to Section 2.1, Section 2.4 and Section 2.5). Party B shall return the project investment fund and investment gains to account(s) designated by Party A within two (2) business days.

2.6.5	In case of exiting from investment projects, or selling equity interests in investment projects to other joint venture partners or related parties, which might constitutes a connected transaction of Party A or requires disclosure on such transaction, Parties shall conduct relevant work and procedures with reference to the provisions on investment projects under this Agreement (including but not limited to Section 2.1, Section 2.4 and Section 2.5).

2.7	Reports.

2.7.1	Unless otherwise provided in this Agreement, Party B shall complete all regulatory filings of the investment projects concerning the entrusted assets such as submission for application, registration and reporting, and shall be responsible for compliance control and CIRC required scoring process.

2.7.2	Within sixty (60) days after the last day of each calendar year, Party B shall prepare and submit to Party A an annual report on the investment management of Investment Assets (“Annual Report”). The Annual Report should include a general description of the investment portfolio, post-investment management and operation, asset valuation, investment return and the comprehensive investment return of that year, project risk evaluation and analysis, major emergency events and their respective handling, and other prudential considerations.

2.7.3	Within thirty (30) days after the last day of each calendar quarter, Party B shall prepare and submit to Party A a written report on the investment management and structure of entrusted assets. The report should include a general description of the investment portfolio, post-investment management and operation, asset valuation, project risk evaluation and analysis, major emergency events and their respective handling, and other prudential considerations.

2.7.4	Party B shall, at the request of Party A, provide to Party A the financial, investment and risk reports and market analysis reports of entrusted assets. The reports provided by Party B shall fully reflect its professional capability and service quality, and sufficiently disclose the types of risks facing the entrusted assets.

2.7.5	Party B shall, in accordance with external regulatory, disclosure and internal management requirements of Party A, prepare financial reports under both PRC accounting standards and accounting principles as required by the stock exchange on which Party A is listed, and provide other accounting information required by Party A.

2.7.6	Party B shall ensure that the reports, statements, descriptions and information described under the foregoing Sections are true, complete, prompt, accurate and in compliance.

2.7.7	Party A shall have the ownership of the data and files generated by the operation and management of entrusted assets under this Agreement. Party A shall have the right to obtain all the information, such as business data, transaction data and financial condition, relating to entrusted assets and investments thereof. Party A shall have the right to read, inspect, duplicate accounting statements, related books, and vouchers of entrusted assets, and transaction records, computer data, agreements, resolutions and relevant management system of investment business, as well as documents and statements requested by Party A under this Agreement, and shall have the right to request Party B to make necessary explanations.

2.8	Accounting Responsibility.

2.8.1	Party A shall undertake the accounting responsibility of entrusted assets, and shall be ultimately liable for accounting responsibility of entrusted assets. Party A, as the owner of the entrusted assets, shall provide to Party B the accounting method and assets valuation method of the entrusted assets under PRC Enterprise Accounting Principles and International Financial Reporting Standards. Valuation of the entrusted assets shall be conducted in accordance with provisions of applicable laws and regulations and the valuation method issued by China Life Insurance Company Limited.

2.8.2	Party B shall, in accordance with Party A’s requirements, conduct accounting and financial management of entrusted assets, and be responsible for the quality of the accounting work. Party B shall, in accordance with tax regulations and Party A’s requirements, continue to strengthen tax management, carefully conduct tax treatment and provide in a timely manner relevant reports, statements and other materials pursuant to requirements of the Regulators.

2.8.3	Party B shall obtain VAT special invoices for costs and expenses payable by Party A during the entrusted investment (except for costs and expenses incurred abroad). Party B shall review and verify such obtained VAT special invoices and make appropriate deductions, and provide information such as input tax data collection form on a monthly basis to ensure proper deductions of input tax for the entrusted assets.

2.8.4	Party B shall be equipped with sufficient financial employees to satisfy the accounting management needs of the entrusted investment, and accept guidance and training of Party A in relation to financial matters.

2.9	Reconciliation.

2.9.1	Party B shall reconcile the Fund Accounts within ten (10) business days following the end of each calendar month. Party B must ensure current accounts with Party A and the Custodian Bank selected by Party A are clear and consistent.

2.9.2	Party B shall retain paper-based accounting files including but not limited to records, accounting documents, books and statements related to the investment management of entrusted assets in their entirety for no less than thirty (30) years, and accounting documents and general ledger data (including annual and monthly summary data) must be retained permanently. Party B shall be responsible for loss or destruction of any accounting documents. Party B’s responsibility for retention of accounting files will not be released by virtue of termination of the custody agreement, and Party B shall continue performing its responsibilities in relation to retention, enquiry and duplication of accounting files after termination of the custody agreement.

2.9.3	The frequency and method of reconciliation with the Custodian Bank and Party A in relation to entrusted assets shall be compliant with the score requirement of CIRC’s C-ROSS IRR (Classified Regulation) in relation to financial management and operation risks and other requirements of the Regulators.

3.	Investment Guideline.

3.1	Delivery of Investment Guideline.

Within the term of this Agreement, Party A shall formulate the Investment Guideline on a yearly basis and, within 20 business days following the start of each year, provide to Party B in written the Investment Guideline. If Party A does not provide the Investment Guideline in a timely manner, the Investment Guideline most recently delivered by Party A shall apply to Party B’s management of entrusted assets. The Statement of Service Standards will be distributed together with the annual Investment Guideline.

3.2	Amendment to Investment Guideline.

3.2.1	During the term of this Agreement, Party A may amend the Investment Guideline from time to time as it deems necessary and shall provide to Party B any such amendment. Party B shall, starting from the date on which it receives Party A’s notice on the amendment to Investment Guideline, conduct the investment operation in accordance with the amended Investment Guideline.

3.2.2	Party A shall consult with Party B for its professional opinion in formulating or revising the Investment Guideline in accordance with this Agreement, and Party B shall provide such opinion.

3.3	Changes to Investment Guideline.

3.3.1	If Party B has disagreement over the amended Investment Guideline, it shall, within three (3) business days after receiving the notice, notify Party A and state its reasons in written. Party A shall, within three business days after receiving Party B’s notice, give written response. During such disagreement period, Party B shall implement the original Investment Guideline;

3.3.2	If Party A decides to keep the amendment, Party B shall comply. If Party A withdraws the amendment, the original Investment Guideline shall apply.

4.	Representations and Warranties of Both Parties.

4.1	Representations and Warranties of Both Parties.

Each party hereto shall make the following representations and warranties to the other party that:

4.1.1	It shall have the capacity and capability to execute and perform this Agreement, and shall have the full rights and authorization to execute this Agreement, including, without limitation, approvals, consents or permits from relevant government departments and regulatory authorities, as well as the internal corporate authorizations; and

4.1.2	Its execution and performance of this Agreement shall not be in conflict with its current articles of association, internal by-laws, or any other agreements, documents and obligations to which it is a party, and shall not be in violation of any current laws, regulations, rules, judgments, verdicts, administrative authorizations, orders or decisions applicable to both parties.

4.2	Party A’s Representations and Warranties.

4.2.1	It shall ensure that entrusted assets shall be legally obtained and can be legally invested by Party B in accordance with relevant provisions and requirements of laws, regulations and regulatory authorities. It shall ensure that Investment Guideline and investment instructions it provides to Party B under this Agreement shall comply with relevant provisions and requirements of laws, regulations, insurance regulatory authorities and other regulatory authorities;

4.2.2	It shall bear any losses on entrusted assets or other funds of Party A arising from the operational risks of other parties to the transactions, including, without limitation, the liquidation of relevant banks; However, losses incurred due to Party B’s fault shall be assumed by Party B; and

4.2.3	It shall acknowledge and agree that Party B shall not make undertakings or guarantees for the investment gains of entrusted assets under this Agreement, and shall not undertake or guarantee that entrusted assets shall not suffer losses, provided that Party B has fulfilled its duty as a good faith and reasonable manager in accordance with this Agreement.

4.3	Party B’s Representations and Warranties.

4.3.1	Within the term of this Agreement, it has all qualifications required for managing the Alternative Investment assets of Party A, and it shall be equipped with experienced professionals appropriate for the scale and categories of entrusted assets to be in charge of the investment and management of entrusted assets.

4.3.2	It shall have established sound internal risk controls, inspection and audit, financial management and personnel administration systems and ensure the effectiveness of internal controls;

4.3.3	It shall establish adequate and reliable catastrophe recovery system as soon as possible, and maintain the feasibility and effective implementation of the system. Such catastrophe recovery system shall be able to handle various risks, calamities and disasters, and ensure that it shall, after the occurrence of catastrophes, continue to perform such obligations as investment management, liquidation and settlement, and cash management within the time period as requested by Party A, and comply with the basic business requirements on the management of entrusted assets; and

4.3.4	It shall not engage in activities prohibited by this Agreement and other activities prohibited by laws, regulations and regulatory authorities.

5.	Party A’s Rights and Obligations.

5.1	Party A’s Rights.

5.1.1	It shall have the ownership and relevant rights of entrusted assets and investment gains thereof;

5.1.2	It shall be entitled to the economic benefits that are supposed to belong to it due to Party B’s unfair treatment to the entrusted assets, Party B’s self-owned assets and other assets entrusted by a third party;

5.1.3	It shall have the right to supervise, inspect, examine and evaluate the investment operation of entrusted assets under this Agreement;

5.1.4	It shall have the right to give instruction on issues which may exist in respect of the operation and management of investment, liquidation and settlement, financial accounting, accounting valuation and risk controls by Party B, as well as service quality, and to advise on improvement;

5.1.5	It shall, within the duration of this Agreement, have the right to designate a third party Custodian as according to regulatory policies or business needs;

5.1.6	It shall have the right to send instructions, notices and reminders to Party B within the scope of this Agreement;

5.1.7	It shall have the right to replace investment manager in accordance with this Agreement;

5.1.8	Subject to regulatory requirements and Party B’s obligations to other entrusting parties, it may check the accounting system of Party B and request Party B to state the reasons for significant issues in writing;

5.1.9	Such other rights as provided herein; and

5.1.10	Such other rights as provided by laws and regulations.

5.2	Party A’s Obligations.

5.2.1	Party A shall, in accordance with this Agreement, pay fees for the management of entrusted assets, performance incentive and related payments and expenses in a timely manner, and such amounts are all VAT inclusive. Party B will not otherwise charge for any VAT and surcharges applicable to the business hereof in addition to the amounts set forth herein unless agreed in writing by both parties;

5.2.2	Party B shall provide Party A with legal and valid VAT special invoices that are recognized by Party A for the investment management fees and performance incentives receivable hereunder. For losses of Party A in enterprise income tax caused by Party B’s failure to provide legal and valid certificates that are recognized by Party B, Party B agrees it will indemnify against such losses (or make corresponding deductions from settlement amounts).

5.2.3	It shall formulate and provide Investment Guideline in a timely fashion;

5.2.4	It shall provide to Party B periodically materials and data information regarding legal compliance as well as regulatory requirements on insurance companies issued by the CIRC. It shall promptly consult with Party B in regard to any significant event that may affect cash flow, such as significant changes of insurance market, company products and adjustment to channel strategies. With respect to the transfer of relatively large-scale fund as requested by the debtor of entrusted assets, it shall consult with and notify Party B in advance, and cooperate with Party B to lessen the effect of such transfer on investment of entrusted assets;

5.2.5	It shall, within the term of this Agreement, take any necessary actions to assist Party B in performing its obligations hereunder, including, without limitation, execution of necessary documents;

5.2.6	Such other obligations as provided herein; and

5.2.7	Such other obligations as provided by laws and regulations.

6.	Party B’s Rights and Obligations.

6.1	Party B’s Rights.

6.1.1	Unless otherwise provided by laws, regulations or this Agreement, subject to the terms and conditions hereof and the Investment Guideline, Party B shall have the right to conduct investment management and make investment instructions with respect to entrusted assets under this Agreement, without giving prior notice to Party A;

6.1.2	It shall collect the investment management fees and performance bonuses in accordance with this Agreement;

6.1.3	It shall have the right to give professional advice on the formulation and amendment of Investment Guideline;

6.1.4	It shall have the right to give professional advice on the choice and examination by Party A of third party independent Custodian;

6.1.5	Such other rights as provided herein; and

6.1.6	Such other rights as provided by laws and regulations.

6.2	Party B’s Obligations.

6.2.1	Party B shall ensure that its qualification to manage the Alternative Investment remains current and valid during the term of this Agreement. It shall honestly, carefully and diligently manage the entrusted assets and shall ensure that entrusted assets of Party A comply with laws, administrative regulations and relevant CIRC rules. In the event of any legal risks with respect to non-compliance with laws, administrative regulations and relevant CIRC rules due to Party B’s intention or gross negligence, Party B shall take all measures to resolve such issues. If, as a result, there is any adverse effect caused to Party A, including suffering any economic losses or causing any administrative penalties and civil actions, Party B shall be responsible to compensate any direct losses suffered by Party A;

6.2.2	Party B shall, in accordance with laws, regulations, regulatory requirements, this Agreement, Investment Guideline and Party A’s written instructions, conduct Entrusted Investment Management and respond effectively to Party A Notices and Party A Reminders in a timely fashion and take necessary actions to implement such notices and reminders. Party B shall take full consideration of the effect of tax when making an investment decision and shall fully assess the tax costs and tax risks when operating investment business. According to current tax laws and regulations, tax payment obligations (and withholding obligations) of the two parties arising hereunder shall be borne respectively by each party;

6.2.3	Party B shall periodically provide to Party A the forecast of needs for fund expenses of entrusted assets and information that may be subject to significant change and shall communicate with Party A in a timely manner. With respect to relatively large-scale needs for fund expenses, Party B shall consult and notify Party A in advance and shall actively cooperate with Party A with respect to fund planning and cash flow management.

6.2.4	Party B shall, in accordance with this Agreement and the Investment Guideline, perform obligations such as special management, accounting responsibility, report obligation, risk control, file management, system management and other service obligations;

6.2.5	Party B shall actively assist and cooperate with Party A when Party A entrusts the independent custody of entrusted assets to third party. Both parties shall enter into written agreement additionally to provide for such matters as Party B’s obligations and work process in regard to the custody of assets;

6.2.6	It shall cooperate with outside auditor consented to by Party A in the audit of entrusted assets;

6.2.7	It shall initiatively assist in the implementation of Party A’s investment management system and financial system, provide relevant data required by such implementation;

6.2.8	It shall cooperate with Party A in the inspection of entrusted assets, and within a reasonable period, provide provisional data and material required by regulatory authorities and management of Party A;

6.2.9	It shall notify Party A promptly of any loss on entrusted assets or funds of Party A as a result of operating risk of other party to the transaction, and shall have the right of recourse in the name of Party A or Party A’s investment manager in accordance with Party A’s authorization;

6.2.10	According to Basic Regulations on Corporate Internal Control (and the complementary Implementation Guidelines for Corporate Internal Control), Evaluation Guidelines for Corporate Internal Control and Audit Guidelines for Corporate Internal Control jointly issued by the Ministry of Finance, the China Securities Regulatory Commission (CSRC) and other regulatory authorities, and the United States Sarbanes Oxley Act, as a company controlled by Party A, Party B is obliged to conduct the evaluation of internal control and internal audit accepting external auditors. Party B shall be subject to the quality inspection of the annual internal control self evaluation by Party A, and report the results of such evaluation as requested by Party A;

6.2.11	Party B shall return the project investment fund and investment gains to account(s) designated by Party A within two (2) business days following exit from investment projects.

6.2.12	Party B shall share with Party A the outside research sources and communication opportunities with respect to entrusted assets, and regularly provide Party A with training opportunities in relation to Alternative Investments either in China or abroad;

6.2.13	Such other obligations as provided herein; and

6.2.14	Such other obligations as provided by laws and regulations.

7.	Risk Control.

7.1	Party B shall, in accordance with relevant rules and requirements of regulatory authorities, form risk management department and establish sound investment management system and risk control system, inspect and supervise the investment business of entrusted assets. It shall inform Party A in a timely fashion of abnormalities or violations in the transactions of the entrusted assets. Party A may inspect the establishment and implementation of the investment management and risk control systems by Party B, and Party B shall give adequate cooperation for the risk management measures taken by Party A with regard to entrusted assets.

7.2	Party B shall formulate the Emergency Management Plan for Significant Unexpected Events of Insurance Asset Management (including emergency management plan for significant unexpected events of all Entrusted Investment Categories) in accordance with applicable provisions issued by the China Insurance Regulatory Commission and provide it to Party A for record.

7.3	Party B shall formulate, establish and continuously improve relevant rules and systems. In particular, Party B shall establish risk isolation mechanisms between the entrusted assets and the assets owned by Party B or entrusted by other parties.

7.4	Party A and Party B shall co-chair the risk control meetings, to discuss and reach resolutions on issues requiring special attention, sudden events and important information. If either party deems it necessary to hold such risk control meetings on issues requiring special attention, sudden events and important information, it shall have the right to convene such meetings and the other party shall be obligated to cooperate.

8.	Inspection, Supervision and Review.

8.1	Party A may conduct on-site or off-site inspection and supervision of the management of entrusted assets on a regular or non-regular basis, with inspection results linked to Party B’s assessment and evaluation, and Party B shall provide convenience and assistance therewith.

8.2	Party B shall cooperate with Party A in relevant supervision and inspection of entrusted assets by regulatory authorities. Party B shall promptly notify Party A of the status of regulatory authorities’ inspection.

8.3	Party B shall assist the auditor personnel of Party A or engaged by Party A for the audit of entrusted assets in their work.

8.4	Party A may send representatives to Party B, who shall supervise and evaluate Party B’s performance of this Agreement and Investment Guideline on behalf of Party A. As long as Party B is not in violation of its confidentiality obligations to other entrusting parties, Party A may send a person to participate in Party B’s business meetings and business research related to matters in pre-investment stage of entrusted assets under this Agreement, and Party B shall give active cooperation. However, Party A’s representatives shall not interfere with normal investment management activities of Party B and Party B shall not be exempted from relevant responsibilities in connection with Entrusted Investment Management.

8.5	Supervision by Custodian. Party B shall be subject to the supervision of its investment activities by the Custodian designated by Party A, and cooperate with the compliance inspection by Custodian, check with Custodian the status of entrusted assets in a timely fashion, provide relevant information and be responsible for the truthfulness and accuracy of such information.

8.6	Performance Review. Party A shall, within 90 business days after the submission of the annual final account data to Party A by Party B, review and evaluate the investment status of the entrusted assets for that year and related services provided by Party B in accordance with this Agreement, Investment Guideline and related rules on investment performance review, to determine the plan for payment of floating fee and notify Party B in writing.

9.	Investment Management Fees and Performance Incentive Payment.

9.1	Pricing Principles. The Parties shall abide by fair general commercial terms in good faith and decide the price based on market principles. Party A shall pay the investment management fees and performance incentives (including floating management fee and performance fee for projects with non-fixed return) to Party B according to this Agreement. Party B shall be entitled to such investment management fees and performance incentive payments.

9.2	Calculation.

9.2.1	For projects involving Party B’s Entrusted Investment Management, Party A will pay fees to Party B based on fixed return projects and non-fixed return projects, and review Party B’s performance respectively. Fixed return projects are for gain fixed returns during the holding period, and mainly include debt investment project (including the debt investment portion of the equity-debt real estate projects), quasi-debt equity investment funds, equity investment with agreed minimum dividends and other financial products with the main purpose for fixed returns. Non fixed return projects include equity investment projects that obtain exit proceeds from the appreciation and sales of investment assets, property investment projects with non-fixed return during the holding period, and the equity investment portion without agreed minimum dividend of the equity-debt real estate project.

9.2.2	With respect to projects with fixed return, Party A shall pay Party B the investment management fee during the term of the Agreement. The rate of the investment management fee is based on the return rate of the respective investment project. With respect to the non-fixed return projects, Party A shall pay Party B the investment management fee during the term of the Agreement as well as the performance fee at the time of exit from the project based on the overall return rate of the respective project. During the term of the Agreement, the investment management fees to be paid by Party A to Party B shall be calculated separately for projects previously invested and projects newly invested, specifically, for projects previously invested, the investment management fee shall be calculated by multiplying the total annual amount of assets invested (calculated on a daily weighted average basis) by the applicable management fee rate (management fee rates of invested projects in 2015 and before shall be calculated in reference to the rates specified in the asset management agreement for 2015, and management fee rates of invested projects before 2016 shall be calculated in reference to the rates specified in the asset management agreement for 2016), and for projects newly invested in each year during the term of this Agreement, the investment management fee shall be calculated by multiplying the total amount of assets newly invested in the year (calculated on a daily weighted average basis) by the management fee rate for the term of this Agreement.

9.2.3	During the term of this Agreement, the investment management fee rates for newly invested projects with fixed return will be between 0.05% and 0.6%; the investment management fee rate for newly invested projects with non-fixed return will be at 0.3%, and a performance fee will be paid at the time of exit from a project based on the overall return rate of the project, with the overall return rate threshold for the performance fee payment at 8%. The classification criteria for the investment management fee rates and the payment criteria for the performance fee shall be set out in the annual Investment Guideline.

9.2.4	In case of purchase of financial products by Party A in relation to infrastructure investment plans and project asset-backed plans issued with Party B as the sponsor or a participant, Party B shall strictly comply with regulatory provisions and reasonably set the price at an arm’s length. The management fee rate for each transaction shall be set in reference to rates for similar financial products issued by a third party in the market and confirmed by both parties after considering the market environment and management method, and will be set forth in a specific contract for the financial contract. Such a management fee rate shall not exceed 0.6% (inclusive) and shall not be less favorable then the prime rate offered by Party B to any other purchasers for such a transaction. If the rate exceeds 0.6%, Party A’s review and approval procedures for connected transactions shall be separately conducted. During the term of this Agreement, management fee rates and terms of payment are subject to specific product contracts between the two parties, and Party A will not otherwise pay Party B the investment management fee hereunder.

9.2.5	The management fee rate for any special project or special investment category may be separately decided by both parties. Special projects refer to projects invested by Party A as required by its business or company development, which receive tax credits from the government and are carried out at management fee rates different from those regular management fee rates agreed herein. For projects with fixed returns where the investment gains of Party A actually achieve effects of tax credit, Party A will pay Party B the investment management fee based on the range of back calculated actual returns before tax. For a strategic investment project carried out by Party A as required by its business or company development, the total amount of investment management fee shall not exceed 0.3% of the total investment of the project, which will be paid by installments before completion of the project, with each installment to be calculated based on percentage of contribution in each year.

9.2.6	Party A shall pay Party B a floating management fee at a certain percentage (within the range of [-10]% to [+15]%) of the investment management fee for the year based on Party B’s annual performance assessment results. In case the management fee is reduced, direct deduction will be made from the investment management fee payable by Party A to Party B. The performance assessment indicators for 2018 will be set in reference to the performance assessment indicators for 2017, with target value of the indicators for 2018 more stringent than those for 2017.

9.3	Payment of Investment Management Fee

9.3.1	In the event that Party B fails to diligently perform its responsibilities regarding compliance and control which causes relevant legal compliance issues to Party A, in addition to Party B’s liability for breach of contract and compensation for the direct losses, Party A is entitled to deduct the investment management fee as appropriate.

9.3.2	The investment management fee shall be settled each quarter. Party B shall, within five (5) days (excluding public holidays) after the end of each quarter, send the soft copy of the list and calculation basis for the fee payable for the previous month to Party A. Party A shall review the report within ten (10) business days upon the receipt of such report, and shall notify Party B by phone or email after confirming the report. Party B shall provide Party A with the hard copy of the list and calculation basis for the fee payable for the previous month and issue legal and valid VAT special invoices recognized by Party A.

9.3.3	If Party A has disagreement over the aforementioned report, bills and breakdowns, it shall, within ten (10) business days after notifying Party B in writing, produce sufficient evidence showing that the amount of the investment management fee is unreasonable. Both parties shall immediately negotiate on resolution of such disagreement, until the amount of the fee is determined.

9.3.4	If Party A has not presented any disagreement, it shall, within 30 business days after receiving hard copy of the aforementioned report, the list and calculation basis of management fee and invoice, pay the management fee.

9.4	Payment of Performance Incentive Payment.

9.4.1	Within the term of this Agreement, the Parties shall, in accordance with Section 2.7.2 of this Agreement, within ten (10) business days after the proposal for performance incentive fee/underperformance penalty is determined by Party A or other period agreed by the Parties, calculate the floating management fee pursuant to Section 9.2 of this Agreement, and confirm the fee in writing.

9.4.2	Party A shall, within ten (10) business days after a performance incentive fee is confirmed in accordance with Section 9.4.1 above in written form, pay the performance incentive fee as agreed by the Parties to the account(s) designated by Party B in writing.

10.	Third Party Cost and Expense.

10.1	Third party cost and expense shall mean the cost and expense charged by a third party and incurred by Party B in performing the investment management service under this Agreement, except for the investment management fee and performance incentive fee paid by Party A to Party B pursuant to Section 9 this Agreement.

10.2	The Parties agree and confirm that for the purpose of this Agreement, third party cost and expenses shall follow the principles of “Party who invests and benefits shall be the one paying”. For third party costs and expenses to be borne by Party A, Party B shall make a reasonable forecast during the investment decision process and notify in advance. Party A will not bear any third party cost and expense that is beyond such notified scope or that is increased due to Party B’s actual investment performance although within such notified scope.

10.3	Party B shall be responsible for the intermediary expenses and such expenses shall be included in Party B’s cost. Intermediary expenses refer to any expense arising from the engagement by Party B in the name of Party A or Party B of outside auditors, actuaries, lawyers or other professionals as agreed and approved by Party A for the purpose of this Agreement.

10.4	Party A shall be responsible for bank expenses and such expenses shall be included in Party A’s cost. Bank expenses refer to the bank expenses incurred for the transfer of funds from and to the Fund Accounts with which Party B manages entrusted funds of Party A as well as other account management fee and internet bank fee charged by banks.

10.5	Other expenses directly relate to the project investment shall be included in the project investment costs. Such expenses refer to various expenses which directly relate to the project investment and are charged by third parties of the project’s participating party or charged by Party B for the purpose of the Agreement, including but not limited to fees for entrusted loan, fees for guarantee letter, trust channel fees and account escrow fees.

11.	Conflicts of Interest and Prohibited Activities.

11.1	Party A hereby recognizes that, when Party B conducts investment management of entrusted assets and, at the same time, in regard to its own assets or the assets of any third party, conflicts of interest may arise in respect of (but not limited to) the distribution of resources, provision of services and allocation of investment opportunities.

11.2	When Party B determines in its professional judgment that there is an existing or possible conflict of interest, Party B shall notify Party A of such conflict of interest in a timely fashion.

11.3	Party B shall, in the principle of trust, fairness and reasonableness, take any necessary action or measure to deal with such conflicts of interest, to ensure that Party A’s legal interests are not damaged.

11.4	Party B shall not engage in any of the following activities:

11.4.1	Using entrusted assets under this Agreement to pursue its own interest or the interest of any third party, in the event that Party B uses entrusted assets to pursue its own interest or the interest of any third party, the interest so gained by Party B shall belong to entrusted assets;

11.4.2	Without Party A’s prior written consent, transferring the right to manage the entrusted assets under this Agreement to any third party;

11.4.3	Without Party A’s prior written consent, lending the entrusted assets or any investment attributable to Party A or ownership documents or documents evidencing the rights to investments to any third party;

11.4.4	Without Party A’s prior written consent, conducting transaction between entrusted assets and its own assets or assets entrusted by it a third party;

11.4.5	Engaging in investment activities in the name of Party A using funds or assets not under the name of Party A, or engaging in investment activities in the name of others using funds or assets under the name of Party A;

11.4.6	Treating entrusted assets unfairly, including putting the transactions of Party B’s own business or other entrusted assets in prior order to the transactions of entrusted assets, or putting the business of any third party who has interested relationship with Party B in prior order;

11.4.7	Giving preferential consideration or arrangement to Party B’s own business or other entrusted assets, or the business of any third party who has interested relationship with Party B with respect to the arrangement of professionals;

11.4.8	Not providing to the investment managers responsible for Entrusted Investment Management the information and support of the same adequacy as the information and support provided to investment managers responsible for management of other entrusted assets with respect to information technology, accounting and financial management, the review, analysis, research and consulting of investment risk;

11.4.9	Misappropriation of entrusted assets;

11.4.10	Mixing the management of assets of Party A with assets of other entities;

11.4.11	Engaging in such investment as maybe resulting in Party A’s undertaking of unlimited liability or credit transactions using entrusted assets; or

11.4.12	Other activities prohibited by laws, regulations or this Agreement.

12.	Co-investments.

12.1	In addition to Party A, each of China Life Insurance (Group) Company (“CLIC”) and China Life Property and Casualty Insurance Company Limited (“P&C Company”) has also entrusted Party B to invest and manage its Alternative Investments with insurance funds. During the term of the Agreement, in order to increase the investment efficiency and achieve the scale advantage, Party B makes the choice and decision regarding the project investment based on its own discretion, which may result in the Party A, CLIC and P&C Company investing in the same project.

12.2	The co-investments under this Agreement of Party A, CLIC and P&C Company shall be made in the same financial products and shall be made in cash at the same price and the benefits enjoyed by each of them shall be in proportion to their respective investment amount.

12.3	Pursuant to the Agreement, the targeted assets of the co-investments shall be limited to financial products, including but not limited to 1) financial products like real estate investment funds and equity investment funds, the underlying assets of which are non- financial securities assets such as equity and real estate as examined by China Life Investment Holding Company Limited; and 2) securitization financial products like any wealth management products of commercial banks, credit asset-backed securities of banking financial institutions, collective fund trust schemes of trust companies, and special assets management schemes of securities companies, which are permitted for investment by the Regulators and the investment targets of which are equity and real estate as examined by China Life Investment Holding Company Limited. The above financial products shall be limited to newly launched products and shall not include any products acquired from secondary market.

12.4	In the event that any product with classified investment income is involved, all co-investors shall invest in the same class of investment income. If the investment target involves multiple classifications, each co-investor shall invest in different classifications with the same proportion. The financial product and invested target assets shall not be any assets controlled or owned by Party A’s connected parties and the investment shall not involve any other matters regarding connected transactions.

12.5	The co-investment under this Agreement shall comply with the following pricing principles: as required by Section 12.3, the investment target is limited to newly launched products, thus a principle of “equity in the amount of 1CNY for contribution in the amount of 1CNY”. The expected rate of return and the relevant terms of the investments shall not be less favorable than the terms offered by comparable investment products in the market or the price for similar products set by parties other than the co-investment entities.

12.6	Provided that the above principles have been followed, the contractual amount of the co-investments to be carried out by Party B on behalf of Party A hereunder in 2017 shall not exceed RMB100 billion or its equivalent in a foreign currency, and the contractual amount of the co-investments to be carried out by Party B on behalf of Party A hereunder in 2018 shall not RMB100 billion or its equivalent in a foreign currency.

12.7	For any co-investment under the Agreement involving connected transaction of Party A, the Parties shall conduct relevant work and procedures with reference to Section 2.4.2 under this Agreement.

13.	Confidentiality.

13.1	Party B shall keep confidential any information relating to Party A or entrusted assets made known to Party B in the execution and performance of this Agreement, and without Party A’s prior written consent, Party B shall not disclose such information to any one. Party B’s confidentiality obligation hereunder shall survive the invalidity, release or termination of this Agreement. However, the following information may be exempted: information publicly available; information obtained by Party B from other party who, to Party B’s knowledge, has no confidentiality obligation to Party A; information obtained not in connection with the performance of this Agreement; information required to be disclosed under laws, regulations, government or court orders or arbitration body’s request, provided that Party B shall, to the extent permitted by law and feasible, notify Party A in advance and state in the disclosure that “This is the commercial secret of the listed company and without the prior written consent of the listed company it shall not be disclosed to anyone”, and if Party B is required to disclose to court or arbitration body any confidential information, it shall also advise such court or arbitration body of Party A’s rights hereunder; disclosure for compliance with any securities trading rules; and other information whose disclosure is consented to by Party A in writing in advance.

13.2	With respect to any information relating to Party A or entrusted assets as described above under Section 13.1, Party B may use such information only for the matters provided in the Agreement and not for any purpose other than the purpose of this Agreement.

13.3	Party A shall keep confidential any commercial information or investment technique of Party B made known to Party A during the performance of this Agreement. Unless otherwise provided by laws, regulations or this Agreement, it shall not disclose or use such information in any way without Party B’s prior written consent. Party A’s confidentiality obligation hereunder shall survive the invalidity, release or termination of this Agreement. However, the following information may be exempted: information publicly available; information obtained by Party A from other party who, to Party A’s knowledge, has no confidentiality obligation to Party B; information obtained not in connection with the performance of this Agreement; information required to be disclosed under laws, regulations, government or court orders or arbitration body’s request, provided that Party A shall, to the extent permitted by law and feasible, notify Party B in advance”, and if Party A is required to disclose to court or arbitration body any confidential information, it shall also advise such court or arbitration body of Party B’s rights hereunder; disclosure for compliance with any securities trading rules; and other information whose disclosure is consented to by Party B in writing in advance.

13.4	The references to Party A and Party B under this Section shall include, without limitation, Party A, Party B, and the directors, supervisors, employees, agents or agency of Party A or Party B.

14.	Breach of Contract and Indemnification.

14.1	Party A’s violation of its representations, warranties or other provisions hereunder shall constitute Party A’s breach of this Agreement. Party A shall indemnify Party B for direct losses suffered by Party B as a result of such breach. Party B shall be entitled to give Party A written notice to terminate this Agreement in the case of substantial losses caused by Party A’s breach. The Agreement shall be terminated on the thirtieth day following the receipt of such written notice by Party A, unless otherwise waived by Party B.

14.2	Party B’s violation of its representations, warranties or other provisions hereunder and the written instructions given by Party A hereunder, shall constitute Party B’s breach of this Agreement, for which Party B shall promptly take remedy measures and be liable for compensating Party A for any direct losses incurred by Party A as a result of its breach. Party B shall indemnify Party A against substantial losses suffered by Party A as a result of such breach, and Party B shall not receive the investment management fee and the performance incentive fee (including floating management fee and performance fee for projects with non-fixed return) for the current period if it has not made such compensation. Party A shall be entitled to give Party B written notice to terminate this Agreement. The Agreement shall be terminated on the thirtieth day following the receipt of such written notice by Party B, unless otherwise waived by Party A.

14.3	In case of any loss on Party A’s entrusted assets or bringing compliance risks to Party A due to Party B’s failure to fulfill the duty of care as a trustee such as negligence, error in operation and deficiency in the amount of securities and funds, or flaws in provisions of agreements with a third party, system malfunction or employee’s fraud etc., Party B shall indemnify the direct loss resulting therefrom and assume appropriate civil liabilities.

14.4	The indemnification liability and civil liability of any party prior to the termination of this Agreement shall survive the termination.

15.	Force Majeure.

15.1	An event of force majeure refers to any circumstance that cannot be reasonably predicted, avoided and overcome. Such event cannot be reasonably controlled, predicted, or avoided even if predicted, and overcome by the affected party, and occurs after the execution of this Agreement, which makes the performance of this Agreement in whole or in part impossible or impracticable as a matter of fact, including but not limited to any situation where performance is impossible without unreasonable expenditure, however, events which can be overcome by Party B’s catastrophe system shall be excluded.

15.2	If either party fails to perform in whole or in part its duties under this Agreement due to an event of force majeure, the performance of such duties shall be suspended during the period of such event of force majeure.

15.3	A party that claims that it has been affected by an event of force majeure shall notify the other party of such event of force majeure in writing in the shortest period possible, and shall provide appropriate evidence of the existence and duration of such event of force majeure to the other party within fifteen (15) days after its occurrence. A party that claims that the performance of this Agreement is objectively impossible and impractical due to such event of force majeure shall take any reasonable measures to cure or lessen the effect caused by such event of force majeure.

15.4	When an event of force majeure occurs, both parties shall consult with each other regarding the performance of this Agreement. Once the event of force majeure or its effect ceases or is cured, both parties shall immediately resume the performance of their respective obligations hereunder.

16.	Termination.

16.1	This Agreement shall be terminated upon occurrence of any of the following events:

16.1.1	One party’s breach of contract results in substantial loss of the other party and the other party requests to terminate this Agreement;

16.1.2	The term of the Agreement expires;

16.1.3	Both parties agree to terminate this Agreement;

16.1.4	Party A sends written notice to Party B to terminate this Agreement when Party A is required by regulators or laws of the jurisdiction where it is listed to rescind the investment entrusting relation with Party B; or

16.1.5	Any party becomes insolvent or becomes subject to bankruptcy, liquidation, compulsory dissolution or receivership.

16.2	In the event that one party terminates this Agreement, this Agreement shall be terminated on the thirtieth day following the receipt by the other party of the written notice to terminate.

16.3	Obligations upon Termination.

16.3.1	Upon the termination of this Agreement, Party A may notify Party B in writing to handle the entrusted assets following all the steps set forth in the notice. Party B shall, in accordance with Party A’s requirements, assist Party A handling the entrusted assets on an honest and fiduciary basis.

16.3.2	Upon the termination of this Agreement, unless otherwise explicitly instructed by Party A, Party B shall not conduct any investment or send any instructions in regard to entrusted assets.

16.4	Upon the termination of this Agreement, all of the responsibilities and obligations of Party A and Party B shall be terminated, except the followings:

16.4.1	Party B shall deliver the records relating to Party A or entrusted assets under this Agreement to Party A or Party A’s authorized representatives;

16.4.2	Party B shall cooperate with Party A to transfer the entrusted assets to the new investment manager of Party A forthwith, and shall, at the request of Party A, transfer relevant materials to such investment manager in a timely and orderly fashion, and cooperate with Party A to complete other transfer work. Also, Party B shall submit the report on the investment operation of entrusted assets.

16.5	The termination of this Agreement shall not affect the rights of one party over the other party under laws, regulations or this Agreement, including, among other things, the claims to default, damages and compensation.

17.	Performance.

17.1	The transactions under this Agreement regarding entrusted management of insurance funds between Party A and Party B shall constitute connected transactions of Party A as described by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and the Rules Governing the Listing of Stock on Shanghai Stock Exchange (“Listing Rules”). According to the Listing Rules, such transactions shall be conducted only after obtaining an exemption from the Hong Kong Stock Exchange (“HKSE”) or upon the approval by independent shareholders, or on the condition of conforming with any other provisions concerning connected transactions in the Listing Rules. Therefore, the performance of this Agreement related to such connected transactions shall be subject to the approval of the HKSE or compliance with any other stipulations concerning connected transactions in the Listing Rules. Both Party A and Party B agree to observe the relevant stipulations of the Listing Rules.

The performance of this Agreement may cause Party A to carry out necessary procedures for approval and disclosure for complying with the Interim Measures for the Administration of Related Transactions of Insurance Companies issued by the China Insurance Regulatory Commission, related listing rules of HKSE or Shanghai Stock Exchange (“SSE”) or other applicable regulatory rules. Party B shall be obliged to cooperate with Party A during the performance of such procedures.

Party A will provide necessary informational materials and practice trainings to Party B as required by Party B, so as to facilitate Party B’s effort in managing entrusted assets to identify connected transactions of Party A. Such informational materials include, without limitations: a list of connected persons of Party A, types of connected transactions of Party A, exemption applications under different market rules, announcement (disclosure), and capped amounts of connected transactions as approved by independent shareholders.

17.2	If the exemptions from the HKSE and SSE contain additional conditions, this Agreement shall be performed in accordance with such additional conditions. Both Party A and Party B agree to strictly observe such conditions.

17.3	Upon the effective date of the Agreement, both Parties shall take such further actions and measures as to fully and effectively perform this Agreement, including but not limited to determining the implementation plan or detailed measures in accordance with the principles provided herein and on the condition of not violating the provisions agreed upon herein. Within the authorization scope and the authorized cap amount decided by the Agreement and the Implementation Guidelines, Party A is not required to go through internal approval process unless otherwise required by outside regulation rules, Party A’s articles of association orother corporate governance documents. Party A shall simplify and facilitate relevant internal implementation process.

18.	Notices.

All notices relating to the Agreement shall be in writing and shall be delivered by overnight courier, fax or mail. Notices sent by overnight courier shall be deemed delivered upon delivery. Notices sent by fax shall deemed delivered upon successful transmission, provided that a fax confirmation report produced by the fax machine showing the successful transmission of the notice is provided by the sending party. Notices sent by mail shall be deemed delivered on the third (3rd) business day after it has been posted (if the last day is a Sunday, or statutory holiday, such day shall be the next business day). Any notice shall become effective upon delivery.

The addresses of the parties for the delivery of notices are as follows:

China Life Insurance Company Limited	China Life Investment Holding Company Limited

Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing	Address: 11/F China Life Center, 17 Financial Street, Xicheng District, Beijing

19.	Assignment.

Without prior written consents of both parties, this Agreement shall not be assigned. However, a party may assign this Agreement to its successors and this Agreement shall be binding on such successors.

20.	Severability.

The invalidity, illegality or unenforceability of some provisions herein under applicable laws, regulations or certain special circumstances shall not affect the effectiveness, legality and implementation of other provisions herein.

21.	Governing Law and Dispute Resolution.

21.1	This Agreement shall be governed by, and interpreted and construed in accordance with the laws of PRC.

21.2	Any disputes arising from this Agreement or the execution, effectiveness or interpretation hereof or related to this Agreement shall be settled by both parties through friendly negotiations. If such negotiation fails within 60 days of the dispute, either party may submit such dispute to the court of competent jurisdiction where Party A is located.

21.3	When dispute occurs or is under a lawsuit, other than the matter in dispute, each party shall still be entitled to exercise its other rights hereunder and shall still perform its other obligations hereunder.

22.	Effectiveness, Counterparts and Others.

22.1	This Agreement shall be in effect from January 1, 2017 (subject to the approval by the independent shareholders at a shareholders meeting) and will end on December 31, 2018. After effectiveness, this Agreement will supersede the previous asset management agreement between the two parties.

22.2	Any exhibit hereto shall be an integral part of this Agreement and constitute the entire agreement together with this Agreement, having the same legal effect as this Agreement, complied with by both parties.

22.3	This Agreement and exhibit hereto may be amended through negotiation between both parties. The amendment can only be made pursuant to a written agreement duly executed by legal representatives or authorized representatives of both parties and upon the approval of both parties through their respective corporate actions. If such amendment constitutes a material and significant change to this Agreement, it shall become effective only upon the notification of and procurement of approval from the HKSE and SSE, subject to the relevant provisions of the Listing Rules as in effect from time to time and the requirements of HKSE, and/or the shareholders’ general meeting of Party A, if applicable.

22.4	Party B undertakes that, if, in the entrusted investment and management agreements with insurance funds between Party B and other principals, such other principals are entitled to any preferential treatments or any treatments more favorable than those enjoyed by Party A, Party B shall offer the same treatments to Party A at the request of Party A. Party B shall notify Party A in writing within 5 working days after its knowledge of the above favorable treatment. Upon Party A’s written request for the same favorable treatment, Party B shall agree and confirm such treatment in the form of supplementary agreement or memorandum.

22.5	This Agreement shall be executed in seven (7) counterparts, with two (2) held by each party, one (1) filed with CIRC, one (1) filed with SSE (if necessary), and one (1) filed with HKSE (if necessary). Each counterpart shall have the same legal effect.

22.6	Both parties shall solve the matters unaddressed herein through negotiation in accordance with applicable laws, regulations and regulatory requirements, and if necessary, may enter into supplementary agreement additionally. Such supplementary agreement shall have the same legal effect as this Agreement.

Appendixes:

1. “Authorization and Entrustment Letter by China Life Insurance Company Limited”

2. “Power of Attorney from the Legal Representative of China Life Insurance Company Limited”

Party A:	Party B:

China Life Insurance Company Limited (Seal)	China Life Investment Holding Company Limited (Seal)

Legal Representative/ Authorized Representative (Signature)	Legal Representative/ Authorized Representative (Signature)

Appendix 1:

Authorization and Entrustment Letter by China Life Insurance Company Limited

1000000020170260

To China Life Investment Holding Company Limited,

According to the Asset Management Agreement between China Life Insurance Company Limited and China Life Investment Holding Company Limited, you are hereby authorized to use our insurance funds to engage in investment and operations of real estate, equity and other related financial products in a professional manner and provide relevant management and administrative services within the range of authorization. In particular, you are authorized to:

1.	Carry out investment project screening, negotiation, due diligence and retention of intermediaries;

2.	Negotiate or discuss with counterparties, sign and execute investment agreements and related transaction documents;

3.	Establish project companies, special purpose vehicles (SPV), partnerships and other innovative legal entities in our name for the purpose of investing in equity and real estate;

4.	Perform our obligations under investment agreements and related transaction documents and exercise or enjoy powers and rights thereunder;

5.	Complete external filing procedures in relation to investment projects;

6.	Complete closing procedures in relation to investment projects, including but not limited to changes in industrial and commercial registration and property registration, receive investment targets, and appoint directors, supervisors and officers to the invested companies;

7.	Carry out subsequent management work in relation to investment projects;

8.	Handle matters in relation to project exit;

9.	Use the seal of “China Life Investment Holding Company Limited” for completing transaction related formalities and executing relevant documents other than transaction documents in connection with establishing ownership of investment assets as well as change and termination of rights and obligations.

This authorization shall remain valid until December 31, 2018.

China Life Insurance Company Limited
Legal representative:
Date:

Appendix 2.

Power of Attorney from the Legal Representative of China Life Insurance Company Limited

1000000020170259

To China Life Investment Holding Company Limited,

This is to authorize Mr. Wang Sidong to deal with matters in relation to investment of entrusted assets in equity and real estate as well as related financial products and securitization financial products within the scopes set forth in the Asset Management Agreement between China Life Insurance Company Limited and China Life Investment Holding Company Limited and the Investment Guideline for China Life Investment Holding Company Limited, and complete transaction related procedures and execute appropriate legal documents on behalf of the company.

Within the scope of authorization described above, the person authorized hereunder may re-authorize the powers in writing to Mr. Zhang Fengming, President of China Life Investment Holding Company Limited, provided that the re-authorized person shall not further re-authorize the powers. This power of attorney shall remain valid until December 31, 2018.

China Life Insurance Company Limited
Legal representative:
Date: